Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Jane F. Casey

Vice President

(203) 661-1926, ext. 6619

BLYTH, INC. ANNOUNCES NEW RECORD DATE FOR ANNUAL MEETING

GREENWICH, CT, USA, June 3, 2004: Blyth, Inc. (NYSE:BTH), a leader in home décor and home fragrance products, today announced that all shareholders of record as of June 4, 2004 will be eligible to vote at the Company’s Annual Meeting of Shareholders, which will take place on Thursday, June 24, 2004.  The meeting will be held at the Company’s headquarters, One East Weaver Street, Greenwich, Connecticut 06831, commencing at 9 a.m.  This supersedes the Company’s previously announced record date of May 13, 2004.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home expressions company competing primarily in the home fragrance, home décor, seasonal decorations and gift industry.  The Company designs, markets and distributes an extensive array of candles, home fragrance products, decorative accessories, seasonal decorations and household convenience items, as well as tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  Blyth manufactures most of its candles and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™, Carolina®, CBK®, Seasons of Cannon Falls™ and Holiday365™ brands, to retailers in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace® and Directions…the path to better health® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite®, Colonial®, Gies®, Liljeholmens®, Ambria®, Carolina® and Kaemingk® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States economy as a whole and the weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004.

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